                                                                      Exhibit 4L

                      VARIABLE ANNUITY PAYMENT OPTION RIDER

This rider is made a part of the Contract to which it is attached. Except as stated in this rider, it is subject to the provisions contained in the Contract. Coverage under this rider begins on the Rider Date as shown on the Contract Benefit Data pages. The Rider Date will not be a date that is less than 12 months from the Contract Date. This optional rider makes a variable annuity payment option available that provides variable Periodic Income Payments. If the Owner elects to receive variable Periodic Income Payments under this rider, then the Mortality and Expense Risk and Administrative Charge will increase subject to the maximum charge described herein. During the Access Period, the Owner may make Withdrawals or surrender the Contract for its Surrender Value subject to the terms and conditions of this rider. Any Death Benefit option in effect prior to the Periodic Income Commencement Date will be terminated.

MAXIMUM MORTALITY AND EXPENSE RISK AND ADMINISTRATIVE CHARGE: [3.15]

                                   DEFINITIONS

ACCESS PERIOD

The length of time selected by the Owner as shown on the Contract Benefit Data pages. The Access Period begins on the Periodic Income Commencement Date shown on the Contract Benefit Data pages. If this rider is elected by a beneficiary to settle a death claim, Access Periods that extend beyond the beneficiary's life expectancy as determined by Section 401(a)(9) of the Internal Revenue Code, as amended, will not be allowed.

ACCOUNT VALUE

On the Rider Date, the Contract Value under the Contract will be referred to as the Account Value. On each subsequent Valuation Date during the Access Period, the Account Value will equal the sum of the values of the Variable Subaccounts attributable to the Contract plus the sum of the values of the Fixed Account(s) attributable to the Contract. State and local government premium tax, if applicable, will be deducted from the Account Value when incurred by LNY, or at another time of LNY's choosing. At the end of the Access Period, there will no longer be an Account Value.

ANNUAL EFFECTIVE RATE OF INTEREST

The daily equivalent of the weighted average of all rates of interest credited to values allocated to the Fixed Account during the Lifetime Income Period.

ANNUITANT

The person upon whose life the Periodic Income Payments will be contingent. The Annuitant may not be changed on and after the Rider Date.

ANNUITY FACTOR

The Annuity Factor is based upon the age and if applicable, sex of the Annuitant; the age and if applicable, sex of the Secondary Life, if any; the Periodic Income Payment Mode; the length of time remaining in the Access Period; the Assumed Investment Return and when applicable, the A2000 Individual Annuity Mortality Table, modified. The Annuity Factors for this rider are shown in the attached table of Annuity Purchase Rates.

ASSUMED INVESTMENT RETURN

The assumed return used in calculating the Periodic Income Payments. This assumed return is selected by the Owner on the Rider Date and is shown on the Contract Benefit Data pages.

GUARANTEED INCOME BENEFIT

The minimum amount payable for each Periodic Income Payment made under a Variable Annuity Payment Option Rider. The Guaranteed Income Benefit is provided by another rider at an additional charge.

IN WRITING (WRITTEN REQUEST, WRITTEN NOTICE)

With respect to any notice or request to LNY, this term means a written form satisfactory to LNY signed by the Owner and received at our Home Office. With respect to any notice from LNY to the Owner or any other person, this term means a written notice by ordinary mail to such person at the most recent address in our records.

LIFETIME INCOME PERIOD

The period that begins after the Access Period, provided the Annuitant or the Secondary Life, if any, is still living and the Contract has not been surrendered. This period will then continue for as long as the Annuitant is living. For a joint life payout, this period will continue for as long as the Annuitant or Secondary Life is living.

PERIODIC INCOME PAYMENT

The variable periodic income payment amounts paid under this rider to an Owner, or an Owner's designee. At the time this rider is elected, an Owner must select one of the following Periodic Income Payment Modes: monthly, quarterly, semi-annually or annually. The Initial Periodic Income Payment Mode selected is shown on the Contract Benefit Data pages. The Owner may change the Periodic Income Payment Mode once per Contract Year by sending written notice to LNY. A change to the Periodic Income Payment Mode will be effective on the next Periodic Income Commencement Date anniversary.

PERIODIC INCOME COMMENCEMENT DATE

The Valuation Date on which the Initial Periodic Income Payment under this rider is calculated. The due date of the Initial Periodic Income Payment will be no more than [14] calendar days after the Periodic Income Commencement Date. The Periodic Income Commencement Date is shown on the Contract Benefit Data pages.

SECONDARY LIFE

The Secondary Life, if any, is the person in addition to the annuitant designated by the Owner upon whose life the Periodic Income Payments will also be contingent during the Lifetime Income Period. The designation of a Secondary Life results in a joint life payout. The Secondary Life must be designated prior to the Rider Date and may not be changed after the Rider Date.

SURRENDER VALUE

During the Access Period, the Surrender Value is the Account Value less any applicable Contingent Deferred Sales Charge (may also be referenced as Surrender Charge) and, if applicable, any Interest Adjustment (may also be referenced as Market Value Adjustment). The Contract and this rider will terminate upon payment of the full Surrender Value.

WITHDRAWALS

Additional amounts other than Periodic Income Payments from the Account Value requested In Writing by the Owner.

                                THE ACCESS PERIOD

DETERMINATION OF THE INITIAL PERIODIC INCOME PAYMENT

The Initial Periodic Income Payment is determined by dividing the Account Value as of the Periodic Income Commencement Date by 1000 and multiplying this result by an Annuity Factor and is shown on the Contract Benefit Data pages.

DETERMINATION OF SUBSEQUENT PERIODIC INCOME PAYMENTS

Until the death of the Annuitant, or Secondary Life when applicable, the first Periodic Income Payment due in each subsequent calendar year will be determined by dividing the Account Value as of the prior December 31 by 1000 and multiplying this result by the applicable Annuity Factor as of the Valuation Date of the Periodic Income Payment.

If no Withdrawals are taken, subsequent Periodic Income Payments made during a calendar year will be equal to the first Periodic Income Payment made in that calendar year until the Access Period ends. If a Withdrawal is taken, the next Periodic Income Payment will be determined by dividing the Account Value as of the Periodic Income Commencement Date, less all subsequent Withdrawals, by 1000 and multiplying this result by the applicable Annuity Factor. If a Withdrawal is taken in subsequent calendar years, the next Periodic Income Payment will be determined by dividing the Account Value as of the prior December 31, less all Withdrawals made during the current calendar year, by 1000 and multiplying this result by the applicable Annuity Factor. Any subsequent Periodic Income Payments due after the Withdrawal and prior to the next calendar year will be equal to the Periodic Income Payment determined immediately following the Withdrawal.

If at any time the Periodic Income Payments for the Access Period selected will not meet the requirements of Section 401(a)(9) of the Internal Revenue Code of 1986 as amended (IRC), LNY will shorten the Access Period to a length that will increase the Periodic Income Payments to a level which will meet the requirements of Section 401(a)(9) of the IRC for this rider. This could require the termination of the Access Period. A change in the Access Period by LNY will be effective immediately.

At the end of the Access Period, any remaining Account Value will be applied to continue the Periodic Income Payment for the Lifetime Income Period. There will no longer be an Account Value after the Access Period.

EFFECT OF DEATH ON PERIODIC INCOME PAYMENTS

Upon notification to LNL of the death of the Annuitant, if a Secondary Life was not designated or the Secondary Life is no longer surviving, the Periodic Income Payments will cease and this rider will terminate. If a Secondary Life was designated and is still surviving, the spouse as the sole, primary Beneficiary may elect to assume ownership of the Contract and as the Secondary Life may elect to continue Periodic Income Payments in accordance with the Variable Annuity Death Benefit Rider. Periodic Income Payments will continue for the remainder of the Access Period and then, if the Secondary Life is still alive, for the Lifetime Income Period.

Upon notification to LNL of the death of the Secondary Life, if the Annuitant is no longer surviving, Periodic Income Payments will cease and this rider will terminate. If the Annuitant is still surviving, Periodic Income Payments may continue for the remainder of the Access Period and then, if the Annuitant continues to survive, for the Lifetime Income Period.

Upon notification to LNL of a death, Periodic Income Payments may be suspended until the death claim is approved. If this Rider continues, upon approval of a death claim, as described in the Contract, a lump sum payment for the value of any suspended payments, as of the date the death claim is approved, will be made and the Periodic Income Payments will restart.

HOW TO CHANGE THE ACCESS PERIOD

During the Access Period and subject to LNY acceptance, the Owner may change the Access Period by Written Request once per Contract Year between the minimum [5-year] period up to age [115] of the Owner. A change to the Access Period will be effective on the next Periodic Income Commencement Date anniversary. If the Access Period is changed, Periodic Income Payments after the effective date of the change will be adjusted accordingly.

                           THE LIFETIME INCOME PERIOD

DETERMINATION OF PERIODIC INCOME PAYMENTS DURING THE LIFETIME INCOME PERIOD

On the last Valuation Date of the Access Period, the amount of the last Periodic Income Payment paid during the Access Period will continue to be paid for the remainder of the calendar year. This amount will be deducted on a pro-rata basis from the Fixed and/or Variable Subaccounts. The Periodic Income Payment amounts for each subsequent calendar year during the Lifetime Income Period will be determined as described below.

FIRST FULL CALENDAR YEAR:

     PERIODIC INCOME PAYMENTS FROM THE FIXED ACCOUNT

     The Periodic Income Payments from the Fixed Account in the calendar year immediately following the end of the Access Period will be determined by first dividing the Account Value in the Fixed Account as of the last Valuation Date of the Access Period, less any Periodic Income Payments paid after the last Valuation Date of the Access Period for the remainder of that calendar year, by 1000 and multiplying the result by the applicable Annuity Factor. The resulting annual amount will then be multiplied by 'A' divided by 'B', where

          1. 'A' is the 'Interest Adjustment Factor' raised to a power equal to the number of days from the end of the Access Period to the Valuation Date of the first Periodic Income Payment in the first full calendar year following the end of the Access Period, where the 'Interest Adjustment Factor' is equal to (1+i) raised to the power of 1/365, with 'i' equal to an Annual Effective Rate of Interest not less than [0%], and

          2. 'B' is the 'Daily Factor' raised to a power equal to the number of days from the end of the Access Period to the Valuation Date of the first Periodic Income Payment in the first full calendar year following the end of the Access Period, where the 'Daily Factor' is equal to (1 + Assumed Investment Return) raised to the power of 1/365.

     The resulting annual amount will be converted into Periodic Income Payments by dividing the annual amount by 1000 and multiplying by a one year Annuity Factor reflecting the age(s) and sex(es) of the Annuitant (and Secondary
     Life); the Periodic Income Payment Mode; an annual effective rate of Interest not less than [0%]; and the A2000 Individual Annuity Mortality Table, modified.

     PERIODIC INCOME PAYMENTS FROM THE VARIABLE ACCOUNT

     The Periodic Income Payments from the Variable Account in the calendar year immediately following the end of the Access Period will be determined by first dividing the Account Value in each Variable Subaccount as of the last Valuation Date of the Access Period, less any Periodic Income Payments paid after the last Valuation Date of the Access Period for the remainder of that calendar year, by 1000 and multiplying the result by the applicable Annuity Factor based upon an annual mode and adjusted for the length of time since the end of the Access Period. The resulting annual amount will be divided by the Annuity Unit value for the respective Variable Subaccount as of the last Valuation Date of the Access Period to determine the number of Annuity Units reflecting an annual amount per Variable Subaccount. The resulting number of Annuity Units reflecting an annual amount per Variable Subaccount will then be multiplied by the Annuity Unit value for each Variable Subaccount on the Valuation Date of the first Periodic Income Payment in the first full calendar year following the end of the Access Period and summed. Finally, the resulting annual amount will be transferred to the General Account of LNY and converted into Periodic Income Payments by dividing the annual amount by 1000 and multiplying by a one year Annuity Factor reflecting the age(s) and sex(es) of the Annuitant (and Secondary
     Life); the Periodic Income Payment Mode; an annual effective rate of Interest not less than [0%]; and the A2000 Individual Annuity Mortality Table, modified.

SUBSEQUENT CALENDAR YEARS:

     PERIODIC INCOME PAYMENTS FROM THE FIXED ACCOUNT

     The Periodic Income Payments from the Fixed Account in each subsequent calendar year will be determined by multiplying the prior year's annual amount from the Fixed Account by 'A' divided by 'B', where:

          1. 'A' is the 'Interest Adjustment Factor' raised to a power equal to the number of days between the Valuation Date of the first Periodic Income Payment made in the prior calendar year and in the current calendar year, where the 'Interest Adjustment Factor' is equal to (1+i) raised to the power of 1/365, with 'i' equal to an Annual Effective Rate of Interest not less than [0%], and

          2. 'B' is the 'Daily Factor' raised to a power equal to the number of days between the Valuation Date of the first Periodic Income Payment made in the prior calendar year and in the current calendar year, where the 'Daily Factor' is equal to (1 + Assumed Investment Return) raised to the power of 1/365.

     Then the resulting annual amount will be converted into Periodic Income Payments by dividing the annual amount by 1000 and multiplying by a one year Annuity Factor.

     PERIODIC INCOME PAYMENTS FROM THE VARIABLE ACCOUNT

     The Periodic Income Payments from the Variable Account in each subsequent calendar year will be determined by multiplying the number of Annuity Units reflecting an annual amount per Variable Subaccount by the Annuity Unit value for each Variable Subaccount on the Valuation Date of the first Periodic Income Payment due in that calendar year. The resulting annual amount will be transferred to the General Account of LNY and converted into Periodic Income Payments by dividing the annual amount by 1000 and multiplying by a one year Annuity Factor.

     The Annuity Unit value for any Valuation Period for any Variable Subaccount is determined by multiplying the Annuity Unit value for the immediately preceding Valuation Period by 'C' divided by 'D', where:

          1. 'C' is a Variable Subaccount's Accumulation Unit value as of the end of the current Valuation Period divided by the Accumulation Unit value of the same Variable Subaccount as of the end of the immediately preceding Valuation Period, and

          2. 'D' is the 'Daily Factor' raised to a power equal to the number of days in the current Valuation Period, where the 'Daily Factor' is equal to (1 + Assumed Investment Return) raised to the power of 1/365.

EFFECT OF DEATH DURING THE LIFETIME INCOME PERIOD

Upon the death of the Annuitant, if a Secondary Life was not designated or the Secondary Life is no longer surviving, the Periodic Income Payments will cease and the Contract and this rider will terminate. If a Secondary Life was designated and is still surviving, the Periodic Income Payments may be suspended until the death claim is approved as described in the Contract. Upon approval, a lump-sum payment for the value of any suspended payments, as of the date the death claim is approved, will be made and the Periodic Income Payments will continue for as long as the Secondary Life continues to live.

Upon the death of the Secondary Life, if the Annuitant is no longer surviving, the Periodic Income Payments will cease and the Contract and this rider will terminate. If the Annuitant is still surviving the Periodic Income Payments may be suspended until the death claim is approved as described in the Contract. Upon approval, a lump-sum payment for the value of any suspended payments, as of the date the death claim is approved, will be made and the Periodic Income Payments will continue for as long as the Annuitant continues to live.

                                   ACCOUNT FEE

While this rider is in effect, the Account Fee is waived on and after the Periodic Income Commencement Date.

                         MISSTATEMENT OF AGE AND/OR SEX

If the age and/or sex of the Annuitant and Secondary Life, if any, is misstated, then the benefits available under this rider will be those which would have been purchased using the correct age and/or sex. Any underpayments already made by LNL will be made up immediately and any overpayments already made will be charged against the Periodic Income Payments falling due after the correction is made.

              MORTALITY AND EXPENSE RISK AND ADMINISTRATIVE CHARGE

While this rider is in effect, the maximum Mortality and Expense Risk and Administrative Charge deducted from the Variable Account for the Contract and this rider is as shown above. Other riders that become part of the Contract are not included within this maximum Charge.

                               PURCHASE PAYMENTS

While this rider is in effect, the Owner may make additional Purchase Payments during the Access Period. Additional Purchase Payments are not permitted during the Lifetime Income Period.

                                   WITHDRAWALS

During the Access Period, an Owner (or the recipient of the rights of ownership if any Owner is deceased) may make Withdrawals of amounts up to the Surrender Value. Except as stated in this provision, withdrawals will be subject to the terms of the Withdrawal provisions and, if applicable, the Contingent Deferred Sales Charge and Interest Adjustment provisions of the Contract which apply to Withdrawals taken prior to the Annuity Commencement Date.

Withdrawals will immediately reduce the Account Value and will reduce subsequent Periodic Income Payments. Withdrawals are not allowed after the Access Period.

                                   SURRENDERS

During the Access Period, an Owner (or the recipient of the rights of ownership if any Owner is deceased) may surrender the Contract for the Surrender Value. Except as stated in this provision, a surrender of the Contract will be subject to the terms of the Surrender provisions and, if applicable, the Contingent Deferred Sales Charge and Interest Adjustment provisions of the Contract which apply to surrenders taken prior to the Annuity Commencement Date. If the Contract is surrendered, no further Periodic Income Payments will be made and the Contract and this rider will terminate.

                                    TRANSFERS

Except as stated in this provision, an Owner (or the recipient of the rights of ownership if any Owner is deceased) may direct a transfer between the Variable Subaccounts and/or the Fixed Account(s) of any portion of the Account Value, subject to the terms of the Transfer provisions which apply to transfers before the Annuity Commencement Date.

Transfers between the Variable Subaccounts during the Lifetime Income Period will result in the selling of Annuity Units from one Variable Subaccount and the purchase of Annuity Units from the other Variable Subaccount, at the current Annuity Unit values. These Annuity Units will then represent the number of annuity units per payment from the Variable Subaccount.

Transfers from the Fixed Account to the Variable Account are not permitted after the Access Period. Transfers from the Variable Account to the Fixed Account after the Access Period may occur only on the

Valuation Date of a Periodic Income Payment.

                               PERSISTENCY CREDITS

Except as stated in this provision, Persistency Credits, if any, will be paid in to the Contract during the Access Period subject to the terms of the Persistency Credits provision of the Contract. Persistency Credits, if any, will terminate after the Access Period.

                   WAIVER OF CONTINGENT DEFERRED SALES CHARGES

Except as stated in this provision, Contingent Deferred Sales Charges, if any, will be waived during the Access Period subject to the terms of the Waiver of Contingent Deferred Sales Charges section of the Contract for withdrawals taken prior to the Annuity Commencement Date.

                                     GENERAL

BETTERMENT OF RATES WITHOUT GUARANTEED INCOME BENEFIT

The annuity income for the Periodic Income Payment during the Lifetime Income Period will use the higher of the rates provided by this rider or the Annuity Purchase provisions in the Contract to which this rider is attached.

BETTERMENT OF RATES WITH GUARANTEED INCOME BENEFIT

Prior to the start of the Lifetime Income Period, the Owner will be notified of an option to either a) continue the Variable Annuity Payment Option Rider or b) use the Annuity Purchase provisions in the Contract. If b) is elected then the Guaranteed Income Benefit will terminate. If the Owner does not respond within 60 days of the date the election notice is mailed then option a) will take effect. However if option a) does take effect then the right to use the Annuity Purchase provisions in the Contract no longer applies.

REPORTS

After the Periodic Income Commencement Date, LNY will provide the Owner with a report at least once a year that will include a reconciliation of Periodic Income Payments paid for the prior period.

HOW TO TERMINATE PERIODIC INCOME PAYMENTS

The Owner may elect to terminate Periodic Income Payments under this rider by sending Written Notice to LNY and this rider will terminate. On the Valuation Date the termination of Periodic Income Payments is effective, the Account Value under this rider will be referred to as the Contract Value under the Contract. If the Owner terminates Periodic Income Payments under this rider, then the Variable Annuity Payment Options under the Contract will not be available.

TERMINATION OF THIS RIDER

This rider will terminate on the first of any of the following events to occur:

1. election of the Annuity Purchase provisions under a Payment Option under the Contract; or

2.   termination of the Contract to which this rider is attached; or

3.   upon the death of Annuitant with no surviving Secondary Life; or

4.   upon the death of the Secondary Life with no surviving Annuitant; or

5. termination of the Periodic Income Payments by Written Request from the Owner.

                  LINCOLN LIFE AND ANNUITY COMPANY OF NEW YORK


                               /s/ Dennis R Glass
                           --------------------------
                                    President

                    ANNUITY PURCHASE RATES (ANNUITY FACTORS)
                  UNDER A VARIABLE ANNUITY PAYMENT OPTION RIDER
                        WITH A 3.0% ASSUMED INTEREST RATE

                              SINGLE LIFE ANNUITIES

         15 YEAR         20 YEAR         25 YEAR         30 YEAR
AGE   ACCESS PERIOD   ACCESS PERIOD   ACCESS PERIOD   ACCESS PERIOD
-------------------------------------------------------------------
 60        3.89            3.81            3.71           3.61
 61        3.95            3.86            3.75           3.64
 62        4.01            3.91            3.79           3.66
 63        4.08            3.96            3.83           3.69
 64        4.14            4.01            3.87           3.72
 65        4.21            4.07            3.91           3.75
 66        4.28            4.12            3.95           3.78
 67        4.35            4.18            3.99           3.81
 68        4.43            4.23            4.03           3.85
 69        4.50            4.29            4.06           3.88
 70        4.58            4.34            4.10           3.91
 71        4.66            4.40            4.14           3.94
 72        4.74            4.45            4.19           3.96
 73        4.82            4.50            4.23           3.98
 74        4.90            4.56            4.28           3.99
 75        4.98            4.61            4.32           4.01

                      JOINT AND FULL TO SURVIVOR ANNUITIES

JOINT      15 YEAR         20 YEAR         25 YEAR         30 YEAR
 AGE    ACCESS PERIOD   ACCESS PERIOD   ACCESS PERIOD   ACCESS PERIOD
---------------------------------------------------------------------
  60         3.59            3.56           3.52             3.47
  61         3.64            3.61           3.56             3.50
  62         3.70            3.66           3.60             3.53
  63         3.75            3.70           3.64             3.57
  64         3.81            3.75           3.68             3.60
  65         3.87            3.80           3.73             3.63
  66         3.93            3.86           3.77             3.67
  67         3.99            3.91           3.81             3.71
  68         4.06            3.97           3.85             3.74
  69         4.13            4.02           3.90             3.78
  70         4.20            4.08           3.94             3.82
  71         4.27            4.14           3.99             3.85
  72         4.35            4.20           4.04             3.88
  73         4.43            4.25           4.09             3.90
  74         4.51            4.31           4.14             3.92
  75         4.59            4.38           4.19             3.94

                              AGE ADJUSTMENT TABLE

YEAR OF BIRTH   ADJUSTMENT TO AGE   YEAR OF BIRTH   ADJUSTMENT TO AGE
---------------------------------------------------------------------
 Before 1940            0             1970-1979            -4
  1940-1949            -1             1980-1989            -5
  1950-1959            -2             1990-1999            -6
  1960-1969            -3             2000-2009            -7
                                      2010-2019            -8

ANNUITY 2000 INDIVIDUAL ANNUITY MORTALITY TABLE FEMALE, PROJECTED TO 2025 AND THEN GENERATION PROJECTION SCALE G.